Exhibit 99.1

The First Bancorp Increases Dividend 21%
DAMARISCOTTA, Maine - (BUSINESS WIRE) - March 22, 2018 - The Board of Directors of The First Bancorp (NASDAQ: FNLC), the parent company of First National Bank, today declared a quarterly dividend of 29 cents per share. This second-quarter dividend is up 5 cents, or 21%, from the 24 cents per share paid in each of the past four quarters. The second quarter dividend is payable July 31, 2018, to shareholders of record as of July 9, 2018. Based on the June 27, 2018 closing price of $28.85 per share, the annualized dividend of $1.16 per share translates into a yield of 4.02%.
“Our strong performance in 2018 continued as growth on both sides of the balance sheet led to record operating results being reported for the first quarter of 2018,” noted President & Chief Executive Officer, Tony C. McKim. “The passage of tax reform in late 2017 has provided an opportunity for the Company to further enhance its already healthy dividend level. The Board of Directors views a generous dividend payout as a key component in the total valuation of our shares, and I am pleased to announce a 21% increase in cash dividends payable to our shareholders.”
The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for First National Bank. Founded in 1864, the Bank serves Mid-Coast and Down East Maine with 16 offices in Lincoln, Knox, Hancock, Penobscot and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of First National Bank, provides investment management and trust services from five offices in Lincoln, Knox, Penobscot and Hancock Counties.
Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.
For more information, please contact Richard M Elder, EVP & Chief Financial Officer of First National Bank, at 207.563.3195 x2087.